Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

September 17, 2020

Thryv Holdings, Inc.
2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261

Ladies and Gentlemen:

We have acted as counsel to Thryv Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1 (File No. 333-248532) (as amended, and including any subsequent registration statement on Form S-1, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of the number of shares of common stock, par value $0.01 per share of the Company (the “Registered Shares”), for resale by the registered stockholders as defined and listed in the Registration Statement under “Principal and Registered Stockholders” (the “Registered Stockholders”). The Registered Shares may be sold by the Registered Stockholders, as set forth in the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the form of Fourth Amended and Restated Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware on the date that the Registration Statement is declared effective, filed as Exhibit 3.1 to the Registration Statement; (ii) the Second Amended and Restated Bylaws of the Company, filed as Exhibit 3.2 to the Registration Statement; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the form of the Certificate of Common Stock of the Company, filed as Exhibit 4.1 to the Registration Statement; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the Fourth Amended and Restated Certificate of Incorporation that will be filed with the Secretary of State of the State of Delaware will be substantially identical to the form of the Fourth Amended and Restated Certificate of Incorporation reviewed by us, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Registered Shares are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, to the incorporation by reference of this letter into any subsequent registration statement on Form S-1 filed by the Company with respect to the Registered Shares and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP